Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

among

CARROLS RESTAURANT GROUP, INC.

CARROLS CORPORATION

and

FIESTA RESTAURANT GROUP, INC.

dated as of

April 24, 2012

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		5

ARTICLE II SEPARATION		13
2.1	The Separation	13
2.2	Charter and Bylaws	13
2.3	No Representations or Warranties	13
2.4	Agreements	14
2.5	Transfers Not Effected Prior to the Distribution Date	14

ARTICLE III MUTUAL RELEASES; INDEMNIFICATION		15
3.1	Release of Pre-Closing Claims	15
3.2	Termination of Intercompany Agreements	17
3.3	Indemnification by Fiesta Restaurant Group	17
3.4	Indemnification by CRG, Carrols and Carrols LLC	18
3.5	Indemnification Obligations Net of Insurance Proceeds	18
3.6	Indemnification Obligations Net of Taxes	19
3.7	Procedures for Indemnification of Third Party Claims	20
3.8	Direct Claims; Additional Matters	22
3.9	Contribution	23
3.10	Remedies Cumulative	23
3.11	Survival of Indemnities	23

ARTICLE IV THE DISTRIBUTION		23
4.1	Delivery to Distribution Agent	23
4.2	Mechanics of the Distribution	23
4.3	Conditions Precedent to Consummation of the Separation and the Distribution	24

ARTICLE V ARBITRATION; DISPUTE RESOLUTION		25
5.1	Agreement to Resolve Disputes	25
5.2	Dispute Resolution	25
5.3	Arbitration	26
5.4	Continuity of Service and Performance	26

ARTICLE VI CONVENANTS AND OTHER MATTERS		27
6.1	Other Agreement	27
6.2	Further Instruments	27
6.3	Provision of Books and Records	28
6.4	Agreement For Exchange of Information	28
6.5	Preservation of Legal Privileges	30
6.6	Payment of Expenses	32
6.7	Surety Instruments	32
6.8	Guarantee Obligations; Master Lease	32
6.9	Nonsolicitation of Employees	34
6.10	Confidentiality	34

6.11	Indemnification of Directors, Officers and Employees	35
6.12	Other Insurance	37
6.13	Tax Matters	38
6.14	Employee Matters	38
6.15	Transition Services	38
6.16	Voting Agreement	38

ARTICLE VII MISCELLANEOUS		39
7.1	Limitation of Liability	39
7.2	Entire Agreement	39
7.3	Governing Law	39
7.4	Termination	39
7.5	Notices	40
7.6	Counterparts	40
7.7	Binding Effect; Assignment	40
7.8	No Third Party Beneficiaries	40
7.9	Severability	40
7.10	Failure or Indulgence Not Waiver; Remedies Cumulative	41
7.11	Amendment	41
7.12	Authority	41
7.13	Construction	41
7.14	Interpretation	42
7.15	Conflicting Agreements	42

SCHEDULES

Schedule A	Assumed Contracts
Schedule B	Lease Guarantee
Schedule C	Intercompany Accounts, Related Liabilities and Other Materials
Schedule D	Master Lease

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of April 24, 2012, between Carrols Restaurant Group, Inc., a Delaware corporation (“CRG”), Carrols Corporation, a Delaware corporation (“Carrols”) and Fiesta Restaurant Group, Inc., a Delaware corporation (“Fiesta Restaurant Group”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, Fiesta Restaurant Group is a wholly owned Subsidiary of Carrols;

WHEREAS, Carrols is a wholly owned Subsidiary of CRG;

WHEREAS, the Board of Directors of CRG has determined that it would be appropriate and desirable for CRG to separate the Fiesta Business from the CRG Business;

WHEREAS, Fiesta Restaurant Group was incorporated in April 2011 in contemplation of the separation of the Fiesta Business from the CRG Business;

WHEREAS, in contemplation of the separation of the Fiesta Business from the CRG Business, Carrols contributed all of the outstanding shares of Pollo Operations, Inc., a Florida corporation, Pollo Franchise Inc., a Florida corporation, and Taco Cabana, Inc., a Delaware corporation, to Fiesta Restaurant Group in consideration of Fiesta Restaurant Group issuing 1,000 shares of its common stock, par value $.01 per share (“Fiesta Common Stock”) to Carrols;

WHEREAS, in contemplation of the separation of the Fiesta Business from the CRG Business, on August 5, 2011, (i) Fiesta Restaurant Group (A) issued $200 million of 8.875% Senior Secured Second Lien Notes due 2016 (the “Fiesta Notes”) pursuant to an Indenture (the “Fiesta Indenture”) among Fiesta Restaurant Group, certain subsidiaries of Fiesta Restaurant Group (the “Fiesta Guarantors”) and The Bank of New York Mellon Trust Company, N.A. and (B) entered into a Credit Agreement, as amended (the “Fiesta Credit Facility”), among Fiesta Restaurant Group, the Fiesta Guarantors, Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto, consisting of a revolving credit facility that provides for aggregate borrowings of up to $25 million, and (ii) Carrols LLC, a Delaware limited liability company (“Carrols LLC”) and a wholly owned Subsidiary of Carrols, entered into a Credit Agreement, as amended (the “Carrols LLC Facility”), among Carrols LLC, Wells Fargo Bank, National Association, as administrative agent, M&T Bank, as syndication agent, Regions Bank, as documentation agent and the lenders party thereto, consisting of aggregate term loan borrowings of $65 million and a revolving credit facility that provides for aggregate borrowings of up to $20 million;

WHEREAS, Carrols LLC used net proceeds from the term loan borrowings of $65 million under the Carrols LLC Facility and Fiesta Restaurant Group used net proceeds from the sale of the Fiesta Notes to distribute funds to Carrols to enable Carrols to (i) repay all outstanding indebtedness under Carrols prior senior credit facility, (ii) repurchase its outstanding 9% Senior Subordinated Notes due 2013 pursuant to a cash tender offer and related consent solicitation and to pay the related tender premium and redeem any such notes not tendered and repurchased in the tender offer and (iii) pay related fees and expenses;

WHEREAS, in furtherance of the separation of the Fiesta Business from the CRG Business, the Board of Directors of CRG has determined that, following the Separation, it would be appropriate and desirable for CRG to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $.01 per share, of CRG (“CRG Common Stock”) all of the outstanding shares of Fiesta Common Stock owned by CRG as of the Distribution Date;

WHEREAS, for U.S. federal income tax purposes, (i) certain transactions to be effected in connection with the Separation are intended to qualify as reorganizations under Sections 355 and/or 368 or as liquidations under Section 332(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, and (ii) the Distribution is intended to qualify as a transaction under Section 355 of the Code; and

WHEREAS, the parties intend in this Agreement, including the Schedules hereto, to set forth the principal arrangements between them regarding the Separation and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Action. “Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

1.2 Affiliates. An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise.

1.3 Agreement. “Agreement” has the meaning set forth in the preamble.

1.4 Ancillary Agreements. “Ancillary Agreements” has the meaning set forth in Section 2.4.

1.5 Appropriate Member of the CRG Group. “Appropriate Member of the CRG Group” has the meaning set forth in Section 3.4.

1.6 Appropriate Member of the Fiesta Group. “Appropriate Member of the Fiesta Group” has the meaning set forth in Section 3.3.

1.7 Asset. “Asset” means all rights, properties or assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

1.8 Assumed Contracts. “Assumed Contracts” means the Contracts set forth on Schedule A.

1.9 Business Day. “Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

1.10 Carrols. “Carrols” has the meaning set forth in the preamble.

1.11 Carrols LLC. “Carrols LLC” has the meaning set forth in the recitals.

1.12 Carrols LLC Credit Facility. “Carrols LLC Credit Facility” has the meaning set forth in the recitals.

1.13 Code. “Code” has the meaning set forth in the recitals.

1.14 Confidential Information. “Confidential Information” has the meaning set forth in Section 6.10(a).

1.15 Consent. “Consent” means any consents, waivers or approvals from, or notification requirements to, any third parties, including any notices or reports to be submitted to, filings to be made with, or consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

1.16 Contract. “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

1.17 Costs. “Costs” has the meaning set forth in Section 6.11.

1.18 CRG. “CRG” has the meaning set forth in the preamble.

1.19 CRG Assets. “CRG Assets” means all Assets of CRG and its Subsidiaries other than the Fiesta Assets.

1.20 CRG Books and Records. “CRG Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances and related corporate records) of the CRG Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they relate to the CRG Business, the CRG Assets, or the CRG Liabilities, excluding the Fiesta Books and Records. Notwithstanding the foregoing, “CRG Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes. For the avoidance of doubt, no Information meeting the definition of “CRG Books and Records” shall be deemed not to be CRG Books and Records because it is provided by any member of the CRG Group to any member of the Fiesta Group after the Distribution Date in connection with the provision of services by any member of the Fiesta

Group pursuant to the Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the Fiesta Group pursuant to the Transition Services Agreement after the Distribution Date. Furthermore, Fiesta Restaurant Group, CRG and Carrols each acknowledge and agree that the CRG Books and Records described in the immediately preceding sentence shall belong solely to CRG or Carrols and shall not be considered Privileged Information of Fiesta Restaurant Group.

1.21 CRG Business. “CRG Business” means any business and operations relating to the Burger King business conducted by CRG and its Subsidiaries.

1.22 CRG Common Stock. “CRG Common Stock” has the meaning set forth in the recitals.

1.23 CRG Group. “CRG Group” means CRG and its Subsidiaries, other than the Fiesta Group.

1.24 CRG Guarantees. “CRG Guarantees” has the meaning set forth in Section 6.8(a).

1.25 CRG Indemnitees. “CRG Indemnitees” has the meaning set forth in Section 3.3.

1.26 CRG Liabilities. “CRG Liabilities” means all Liabilities of CRG Group, whether arising prior to, on or after the Distribution Date, other than the Fiesta Liabilities.

1.27 CRG Policies. “CRG Policies” has the meaning set forth in Section 6.12(b).

1.28 D&O Insurance. “D&O Insurance” has the meaning set forth in Section 6.11.

1.29 Dispute. “Dispute” has the meaning set forth in Section 5.2.

1.30 Dispute Notice. “Dispute Notice” has the meaning set forth in Section 5.2.

1.31 Distribution. “Distribution” has the meaning set forth in the recitals.

1.32 Distribution Agent. “Distribution Agent” has the meaning set forth in Section 4.1.

1.33 Distribution Date. “Distribution Date” means the date on which the Distribution Time occurs.

1.34 Distribution Time. “Distribution Time” means the time at which the Distribution is effective.

1.35 Employee Matters Agreement. “Employee Matters Agreement” means the Employee Matters Agreement dated the date hereof among CRG and Fiesta Restaurant Group.

1.36 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.37 Fiesta Assets. “Fiesta Assets” means only the following Assets of Fiesta and its Subsidiaries:

(i) all of the outstanding equity interests of the members of the Fiesta Group (other than the Fiesta Common Stock);

(ii) all Assets reflected on the Fiesta Balance Sheet or any schedule thereto that are owned by Fiesta Restaurant Group or any of its Subsidiaries as of the Distribution Time;

(iii) all Assets transferred to the Fiesta Group prior to the Distribution Date, including the Prior Transfers;

(iv) any Assets assigned to the Fiesta Group pursuant to this Agreement or any Ancillary Agreement; and

(v) except as otherwise provided in this Agreement or one or more Ancillary Agreements, all other Assets held by a member of the CRG Group or Fiesta Group and used primarily in or that primarily relate to the Fiesta Business on or prior to the Distribution Time.

For the avoidance of doubt, if any Assets described in clauses (i), (iii) or (v) above are disposed of or lost prior to the Distribution Time, neither such Assets nor the net proceeds therefrom shall constitute Fiesta Assets.

1.38 Fiesta Balance Sheet. “Fiesta Balance Sheet” means the audited balance sheet of the Fiesta Group at January 1, 2012 included in the Information Statement.

1.39 Fiesta Books and Records. “Fiesta Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances and related corporate records) of any member of the Fiesta Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they primarily relate to the Fiesta Business, the Fiesta Assets or the Fiesta Liabilities, including, without limitation, all such books and records primarily relating to Persons who are employees of the Fiesta Group as of the Distribution Time, the purchase of materials, supplies and services, dealings with customers of the Fiesta Business, and all files relating to any Action the liability with respect to which is a Fiesta Liability, except that no portion of the books and records of the CRG Group containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, “Fiesta Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes. For the avoidance of doubt, no Information meeting the definition of “Fiesta Books and Records” shall be deemed not to be Fiesta Books and Records because it is provided by any member of the Fiesta Group to any member of the CRG Group after the Distribution Date in connection with the provision of services by any member of the CRG Group pursuant to the Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the CRG Group pursuant to the Transition Services Agreement after the Distribution Date. Furthermore, Fiesta Restaurant Group, CRG and Carrols each acknowledge and agree that the Fiesta Books and Records described in the immediately preceding sentence shall belong solely to Fiesta Restaurant Group and shall not be considered Privileged Information of the CRG Group.

1.40 Fiesta Business. “Fiesta Business” means the business and operations relating to the Pollo Tropical and Taco Cabana businesses conducted by Fiesta Restaurant Group and its Subsidiaries as of the Distribution Time, as such business and operations are described in the Information Statement.

1.41 Fiesta Common Stock. “Fiesta Common Stock” has the meaning set forth in the recitals.

1.42 Fiesta Credit Facility. “Fiesta Credit Facility” has the meaning set forth in the recitals.

1.43 Fiesta Group. “Fiesta Group” means Fiesta Restaurant Group and its Subsidiaries and each Person that becomes a Subsidiary of Fiesta Restaurant Group after the Distribution Date.

1.44 Fiesta Guarantees. “Fiesta Guarantees” has the meaning set forth in Section 6.8(b).

1.45 Fiesta Guarantors. “Fiesta Guarantors” has the meaning set forth in the recitals.

1.46 Fiesta Indemnitees. “Fiesta Indemnitees” has the meaning set forth in Section 3.4.

1.47 Fiesta Indenture. “Fiesta Indenture” has the meaning set forth in the recitals.

1.48 Fiesta Liabilities. “Fiesta Liabilities” shall mean (without duplication):

(i) all Liabilities of the entities comprising the Fiesta Group, whether arising prior to, on or after the Distribution Date;

(ii) except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all Liabilities reflected on the Fiesta Balance Sheet or any schedule thereto that remain outstanding as of the Distribution Time;

(iii) all Liabilities delegated or allocated to, or assumed by, Fiesta Restaurant Group or any member of the Fiesta Group under this Agreement or any Ancillary Agreement, including Liabilities related to Assumed Contracts;

(iv) except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all Liabilities arising out of the Fiesta Assets or the operation of the Fiesta Business, whether prior to, on or after the Distribution Date;

1.49 Fiesta Notes. “Fiesta Notes” has the meaning set forth in the recitals.

1.50 Fiesta Restaurant Group. “Fiesta Restaurant Group” has the meaning set forth in the preamble.

1.51 GAAP. “GAAP” means generally accepted accounting principles in the United States in effect from time to time.

1.52 Good Faith Judgment. “Good Faith Judgment” shall mean the good faith judgment of the Chief Executive Officer of CRG or Fiesta Restaurant Group, as the case may be, in office as of the Distribution Date, or his respective successor.

1.53 Governmental Authority. “Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

1.54 Group. “Group” means either of the CRG Group or the Fiesta Group, as the context requires.

1.55 Indebtedness. “Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

1.56 Indemnifiable Loss. “Indemnifiable Loss” has the meaning set forth in Section 3.5(a).

1.57 Indemnified Persons. “Indemnified Persons” has the meaning set forth in Section 6.11.

1.58 Indemnifying Party. “Indemnifying Party” has the meaning set forth in Section 3.5(a).

1.59 Indemnitee. “Indemnitee” has the meaning set forth in Section 3.5(a).

1.60 Indemnity Payment. “Indemnification Payment” has the meaning set forth in Section 3.5(a).

1.61 Information. “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

1.62 Information Statement. “Information Statement” means the information statement filed as an exhibit to the Registration Statement (and any related documentation) to be distributed to holders of CRG Common Stock in connection with the Distribution, including any amendments or supplements thereto.

1.63 Insurance Proceeds. “Insurance Proceeds” means those monies:

(a)	received by an insured from an insurance carrier;

(b)	paid by an insurance carrier on behalf of the insured; or

(c)	received from any third party in connection with a Loss;

in any such case net of any out-of-pocket costs or expenses incurred in the collection thereof.

1.64 Intercompany Agreement. “Intercompany Agreement” means any Contract between any entities included within the Fiesta Group, on the one hand, and any entities within the CRG Group, on the other hand, entered into prior to the Distribution Date, excluding any Contract to which a Person other than CRG, Carrols, Fiesta or one of their Subsidiaries is a party.

1.65 Law. “Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.

1.66 Liabilities. “Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract.

1.67 Lease Guarantee. “Lease Guarantee” means each of the guarantees by CRG or Carrols of all obligations of any Fiesta Group entity under the real property leases listed on Schedule B for certain Pollo Tropical and Taco Cabana restaurants.

1.68 Losses. “Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), but excluding (a) consequential and punitive damages (other than consequential or punitive damages awarded to any third party against an Indemnitee for which indemnity is owed hereunder) and (b) any reduction in the value of the shares of Fiesta Common Stock or CRG Common Stock or other Fiesta Restaurant Group securities.

1.69 Master Lease. “Master Lease” means the master lease agreement identified on Schedule D under which Carrols is the lessee of five Pollo Tropical restaurants set forth on Schedule D in addition to certain Burger King restaurants.

1.70 NASDAQ. “NASDAQ” means The NASDAQ Global Market.

1.71 Person. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

1.72 Prior Transfer. “Prior Transfer” means (i) a transfer prior to the date of this Agreement of any Fiesta Asset contained in the CRG Group to the Fiesta Group, (ii) an assumption prior to the date of this Agreement by the Fiesta Group of any of the Fiesta Liabilities, (iii) a transfer prior to the date of this Agreement of any CRG Asset contained in the Fiesta Group to the CRG Group, (iv) an assumption prior to the date of this Agreement by the CRG Group of any of the CRG Liabilities that are contained in the Fiesta Group and (v) the disbursement by Carrols to Fiesta Restaurant Group of $2.5 million of excess proceeds from the term loan borrowings of $65 million under the Carrols LLC Facility and the sale of Fiesta Notes.

1.73 Privilege. “Privilege” has the meaning set forth in Section 6.5(a).

1.74 Privileged Information. “Privileged Information” has the meaning set forth in Section 6.5(a).

1.75 Proceeding. “Proceeding” means any Action, suit, mediation, arbitration, claim, complaint, proceeding, inquiry or investigation.

1.76 Record Date. “Record Date” means the close of business on the date to be determined by the Board of Directors of CRG as the record date for determining stockholders of CRG entitled to receive shares of Fiesta Common Stock on the Distribution Date pursuant to Section 4.2.

1.77 Record Holders. “Record Holders” has the meaning set forth in Section 4.1.

1.78 Registration Statement. “Registration Statement” means the registration statement on Form 10 of Fiesta Restaurant Group (File No. 001-35373) with respect to the registration under the Exchange Act of the Fiesta Common Stock, including any amendments or supplements thereto.

1.79 Response. “Response” has the meaning set forth in Section 5.2(a).

1.80 Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

1.81 Senior Party Representatives. “Senior Party Representatives” has the meaning set forth in Section 5.2(a).

1.82 Separation. “Separation” means:

(i) the 23,161.822 for one split of the outstanding common stock of Fiesta Restaurant Group, which which will occur prior to the Distribution Time;

(ii) the recapitalization of Fiesta Restaurant Group such that the number of shares of Fiesta Common Stock issued and outstanding immediately before the Distribution Time will equal the number of shares of CRG Common Stock outstanding as of the Record Date, which Fiesta Common Stock owned by Carrols will constitute all of the issued and outstanding common stock of Fiesta Restaurant Group;

(iii) the distribution by Carrols to CRG of all of the outstanding Fiesta Common Stock owned by Carrols immediately prior to the Distribution Time; and

(iv) the settling of intercompany accounts and related Liabilities and other matters between CRG or any other member of the CRG Group, on the one hand, and Fiesta Restaurant Group or any other member of the Fiesta Group, on the other hand, as set forth on Schedule D.

1.83 Subleases. “Subleases” means the sublease agreements between Fiesta Restaurant Group or any member of the Fiesta Group and Carrols with respect to the Pollo Tropical restaurants listed on Schedule G which are leased to Carrols under the Master Lease.

1.84 Subsidiary. A “Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

1.85 Surety Instruments. “Surety Instruments” has the meaning set forth in Section 6.7.

1.86 Taxes. “Taxes” has the meaning set forth in the Tax Matters Agreement.

1.87 Tax Returns. “Tax Returns” has the meaning set forth in the Tax Matters Agreement.

1.88 Tax Matters Agreement. “Tax Matters Agreement” means the Tax Matters Agreement dated the date hereof among CRG, Carrols and Fiesta Restaurant Group.

1.89 Third Party Claim. “Third Party Claim” has the meaning set forth in Section 3.7(a).

1.90 Transition Services Agreement. “Transition Services Agreement” means the Transition Services Agreement dated the date hereof among Fiesta Restaurant Group, CRG and Carrols.

ARTICLE II

SEPARATION

2.1 The Separation. Each of CRG, Carrols and Fiesta Restaurant Group agrees on behalf of itself and its Subsidiaries that (a) subject to Section 3.8(e), the provisions of the Tax Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to Taxes and (b) the provisions of the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to existing employee benefits and plans of CRG and Carrols, which plans cover employees and former employees of members of both the CRG Group and the Fiesta Group.

2.2 Charter and Bylaws. Effective as of the Distribution Time, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Fiesta Restaurant Group shall be substantially in the forms as exhibits to the Registration Statement.

2.3 No Representations or Warranties.

(a) Except as expressly set forth in this Agreement or in an Ancillary Agreement, Fiesta Restaurant Group, CRG and Carrols understand and agree that no member of the CRG Group is representing or warranting to Fiesta Restaurant Group or any member of the Fiesta Group in any way as to the Fiesta Business, the Fiesta Assets or the Fiesta Liabilities; and, no member of the Fiesta Group is representing or warranting to CRG or any member of the CRG Group in any way as to the CRG Business, the CRG Assets or the CRG Liabilities.

(b) Notwithstanding any other provisions of this Agreement, any Ancillary Agreement, or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, to the contrary, THE TRANSFERS AND ASSUMPTIONS REFERRED TO IN THIS AGREEMENT (INCLUDING PRIOR TRANSFERS), ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE HAVE BEEN, OR WILL BE, MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (A) AS TO THE VALUE OR FREEDOM FROM ENCUMBRANCE OF, ANY ASSETS, (B) AS TO ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR (C) AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY ASSETS. CRG, Carrols and Fiesta Restaurant Group hereby acknowledge and agree that ALL ASSETS INCLUDED IN PRIOR TRANSFERS AND PURSUANT TO ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE AND ARE BEING OR WERE TRANSFERRED “AS IS, WHERE IS.”

2.4 Agreements. Prior to the Distribution Time, CRG, Carrols and Fiesta Restaurant Group shall execute and deliver (or shall cause their appropriate Subsidiaries to execute and deliver, as applicable) the agreements between them designated as follows:

(i) the Transition Services Agreement,

(ii) the Employee Matters Agreement,

(iii) the Tax Matters Agreement and,

(iv) such other written agreements, documents or instruments as the parties may agree are necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement (collectively, the “Ancillary Agreements”).

2.5 Transfers Not Effected Prior to the Distribution Date. To the extent that any transfers contemplated by this Agreement (including the Prior Transfers) or any Ancillary Agreement shall not have been consummated as of the Distribution, the parties shall cooperate to effect such transfers as promptly following the Distribution as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of law cannot be transferred or assumed; provided, that the Fiesta Group and the CRG Group shall cooperate and use their respective commercially reasonable efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Agreement (including the Prior Transfers) and any Ancillary Agreement and shall, even in the absence of necessary consents or approvals, transfer the equitable ownership of Assets when such a transfer is permitted. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated effective as of the time of the Distribution, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. Without limiting any other duty of a party holding any Asset in trust for the use and benefit of the party entitled thereto, such party shall take all reasonable actions that it deems necessary to preserve the value of that Asset. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Subject to the foregoing, the parties agree that, as of the Distribution Time (or such earlier time as any such Asset may have been acquired or Liability assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

3.1 Release of Pre-Closing Claims.

(a) Except as provided in Section 3.1(c), effective as of the Distribution Date, Fiesta Restaurant Group does hereby, for itself and each other member of the Fiesta Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, members, managing members, agents or employees of any member of the Fiesta Group (in each case, in their respective capacities as such), remise, release and forever discharge CRG and Carrols, each member of the CRG Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the CRG Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Fiesta Restaurant Group and each other member of the Fiesta Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.

(b) Except as provided in Section 3.1(c), effective as of the Distribution Date, CRG and Carrols do hereby, for itself and each other member of the CRG Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, members, managing members, agents or employees of any member of the CRG Group (in each case, in their respective capacities as such), remise, release and forever discharge Fiesta Restaurant Group, each member of the Fiesta Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, members, managing members, agents or employees of any member of the Fiesta Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to CRG and each other member of the CRG Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement Prior Transfers, the Separation and the Distribution.

(c) Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Nothing contained in Section 3.1(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of either Group under, this Agreement, any Ancillary Agreement, the Prior Transfer or any other Contract among any members of the CRG Group and the Fiesta Group;

(ii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any Liability that the parties may have with respect to the Subleases, or

(iv) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Indemnitee with respect to such Liability.

(d) Fiesta Restaurant Group shall not make, and shall not permit any member of the Fiesta Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against CRG, Carrols, Carrols LLC or any member of the CRG Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). CRG, Carrols and Carrols LLC shall not make, and shall not permit any member of the CRG Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Fiesta Restaurant Group or any member of the Fiesta Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e) It is the intent of each of CRG, Carrols and Fiesta Restaurant Group by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Fiesta Restaurant Group or any member of the Fiesta Group, on the one hand, and CRG, Carrols or any member of the CRG Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 3.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

3.2 Termination of Intercompany Agreements. Without limiting the generality of Section 3.1(e) and subject to the terms of Section 3.1 and Schedule D, each of the parties hereto agrees that, except for this Agreement, the Subleases and the Ancillary Agreements (including any amounts owed with respect to such agreements), all Intercompany Agreements and all other intercompany arrangements and course of dealings whether or not in writing and whether or not binding or in effect immediately prior to the Distribution Time shall terminate immediately prior to the Distribution Time (other than the Ancillary Agreements) unless the parties thereto otherwise agree in writing after the date of this Agreement.

3.3 Indemnification by Fiesta Restaurant Group. Except as provided in Sections 3.5 and 3.6, Fiesta Restaurant Group shall, and in the case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the Fiesta Group to, indemnify, defend and hold harmless CRG, Carrols, each member of the CRG Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, members, managing members, agents or employees of any member of the CRG Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “CRG Indemnitees”) from and against any and all Losses of the CRG Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of Fiesta Restaurant Group or any other member of the Fiesta Group or any other Person to pay, perform or otherwise promptly discharge any Fiesta Liabilities in accordance with their respective terms, whether prior to or after the Distribution Date;

(b) any Fiesta Liability;

(c) any breach by Fiesta Restaurant Group or any member of the Fiesta Group of this Agreement, the Subleases or any of the Ancillary Agreements;

(d) the conduct of the Fiesta Business;

(e) any obligation or Liability under any Lease Guarantee; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the Registration Statement or the Information Statement (other than Information regarding CRG or Carrols provided by CRG or Carrols in writing to Fiesta Restaurant Group for inclusion in the Registration Statement or the Information Statement).

As used in this Section 3.3, “Appropriate Member of the Fiesta Group” means the member or members of the Fiesta Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

3.4 Indemnification by CRG, Carrols and Carrols LLC. Except as provided in Sections 3.5 and 3.6, CRG, Carrols and Carrols LLC shall, jointly and severally, and in case of clauses (a), (b), (c) and (d) below shall in addition cause the Appropriate Member of the CRG Group to, indemnify, defend and hold harmless Fiesta Restaurant Group, each member of the Fiesta Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, members, managing members, agents or employees of any member of the Fiesta Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Fiesta Indemnitees”) from and against any and all Losses of the Fiesta Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of CRG, Carrols or any other member of the CRG Group or any other Person to pay, perform or otherwise promptly discharge any CRG Liabilities in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

(b) any CRG Liability;

(c) any breach by CRG, Carrols or any member of the CRG Group of this Agreement, the Subleases, the Master Lease or any of the Ancillary Agreements;

(d) the conduct of the CRG Business; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information regarding CRG or Carrols provided by CRG or Carrols in writing to Fiesta Restaurant Group for inclusion in the Registration Statement or the Information Statement.

As used in this Section 3.4, “Appropriate Member of the CRG Group” means the member or members of the CRG Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

3.5 Indemnification Obligations Net of Insurance Proceeds.

(a) The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the

Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any proceeds of insurance policies to which the Indemnitee is entitled with respect to any Indemnifiable Loss if such Indemnifiable Loss is attributable to events that occurred prior to the Distribution Date. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article III and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that subject to Section 6.5 hereof, nothing in this sentence shall be deemed to require a party to make available books and records, communications, documents or items which (i) in such party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if Fiesta Restaurant Group, CRG, Carrols and Carrols LLC cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

(b) An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

3.6 Indemnification Obligations Net of Taxes. The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the indemnity payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority. For purposes of this Section 3.6, the value of such tax benefit shall be an amount equal to the product of (x) the amount of any present or future deduction allowable to the Indemnitee by the Code, or other applicable Law, as a result of the underlying Loss and (y) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. To the extent permitted by Law, the parties will treat any indemnity payment as a capital contribution made by CRG, Carrols or Carrols LLC to Fiesta Restaurant Group or as a distribution made by Fiesta Restaurant Group to CRG, Carrols or Carrols LLC, as the case may be, on the date recited above on which the parties entered into the Agreement.

3.7 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the CRG Group or the Fiesta Group of any claims or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.3 or 3.4, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall promptly give such Indemnifying Party written notice thereof. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.7(a) shall not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.7(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. The failure to give such notice of election within the 30-day period shall be deemed a rejection of the opportunity to assume responsibility. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim (or in the case where CRG, Carrols or Carrols LLC, as the Indemnitee or on behalf of a member of the CRG Group as the Indemnitee, elects to defend a Third Party Claim pursuant to paragraph (c)(i) or (c)(ii), after notice from CRG, Carrols or Carrols LLC to the Indemnifying Party), such non-defending party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the expense of such non-defending party.

(c) A party’s right to defend any Third Party Claim pursuant to Section 3.7(b) includes the right (after consultation with the other party following at least five Business Days’ written notice thereof) to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle or consent to the entry of judgment or determination of liability concerning any Third Party Claim without prior written approval by the Indemnitee (which may not be unreasonably withheld) if the terms or conditions of such compromise, settlement or consent would, in the reasonable judgment of the Indemnitee, have a material adverse financial impact or a material adverse effect upon the ongoing operations of the Indemnitee. Notwithstanding any other provision of this Section 3.7, unless otherwise specifically agreed to by the parties in writing (which agreement may not be unreasonably withheld), no party shall enter into any compromise or settlement or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the third party of a release of both the Indemnitee and the Indemnifying Party from all further liability concerning such Third Party Claim.

(d) If the party having the right to elect to defend a particular Third Party Claim pursuant to Section 3.7(b) elects, or is deemed to have elected, not to defend a particular Third Party Claim, the other party may defend such Third Party Claim without any prejudice to its rights to indemnification from the Indemnifying Party pursuant to this Article III. In such case, such other party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third Party Claim as provided in Section 3.7(c) without the consent of the Indemnifying Party.

(e) The Indemnifying Party shall bear all costs and expenses of defending any Third Party Claim; provided, however, that (A) if both parties may be Indemnifying Parties with respect to such Third Party Claim but only one party is defending such Third Party Claim, the non-defending party shall reimburse the defending party promptly upon demand by the defending party for the non-defending party’s proportionate share, allocated based on each party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defending party’s defense of such Third Party Claim, and (B) if both parties may be Indemnifying Parties with respect to such Third Party Claim and both parties are defending such Third Party Claim, the parties shall effect such reimbursements necessary so that each party bears its proportionate share, allocated based on each party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defense of such Third Party Claim.

(f) The non-defending or co-defending party shall make available to the other party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the other party with respect to such defense; provided, however, that subject to Section 6.5 hereof, nothing in this subparagraph (g) shall be deemed to require a party to make available books and records, communications, documents or items which (i) in such party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if Fiesta Restaurant Group and CRG, Carrols or Carrols LLC cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

(g) With respect to any Third Party Claim in which both parties are, or reasonably may be expected to be, named as parties, or that otherwise implicates both parties to a material degree, the parties shall reasonably cooperate with respect to such Third Party Claim and maintain a joint defense in a manner that will preserve applicable privileges.

(h) Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, all amounts required to be paid by the Indemnifying Party pursuant to this Article III with respect to such claim as determined by such final judgment, determination, settlement or compromise.

3.8 Direct Claims; Additional Matters.

(a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Any such notice shall describe the claim in reasonable detail. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee in respect of any rights, defenses or claims of such Indemnitee relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party as may reasonably be required in connection with the prosecution of any subrogated right, defense or claim, and its reasonable out-of-pocket costs and expenses in connection therewith shall be reimbursed by the Indemnifying Party.

(c) In the event of an Action in which the Indemnitee is a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to cause the Indemnitee not to remain a named defendant, if reasonably practicable.

(d) THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE ANCILLARY AGREEMENTS MAY INCLUDE RELEASE FROM LIABILITIES AND INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, AN INDEMNITEE’S OWN NEGLIGENCE OR STRICT LIABILITY.

(e) Notwithstanding anything herein to the contrary, the parties acknowledge and agree that indemnification for Losses (including Taxes) incurred as a result of any breach of the Tax Matters Agreement shall be governed by this Article III.

3.9 Contribution. If the indemnification provided for in this Article III is unavailable to an Indemnitee in respect of any Losses for which indemnification is provided for herein, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Fiesta Restaurant Group and each other member of the Fiesta Group, on the one hand, and CRG, Carrols, Carrols LLC and each other member of the CRG Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Loss relating to matters covered by Section 3.3(d) or 3.4(d) or otherwise relating to misstatements or omissions under securities or antifraud laws, the relative fault of a member of the Fiesta Group, on the one hand, and of a member of the CRG Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to a member of the Fiesta Group or a member of the CRG Group and, with respect to information relating to the CRG Group, whether such information was supplied by CRG.

3.10 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article V, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

3.11 Survival of Indemnities. The rights and obligations of each of CRG, Carrols or Carrols LLC and Fiesta Restaurant Group and their respective Indemnitees under this Article III shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE IV

THE DISTRIBUTION

4.1 Delivery to Distribution Agent. Subject to Section 4.3, on or prior to the Distribution Date CRG will deliver to American Stock Transfer & Trust Company, as distribution agent (the “Distribution Agent”), for the benefit of holders of record of CRG Common Stock at the close of business on the Record Date (the “Record Holders”) a stock certificate representing (or authorize the related book-entry transfer of) all outstanding shares of Fiesta Common Stock and will order the Distribution Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2.

4.2 Mechanics of the Distribution.

(a) On the Distribution Date, (i) Carrols will distribute, immediately prior to the Distribution Time, all of the outstanding shares of Fiesta Common Stock to CRG and (ii) CRG will direct the Distribution Agent to distribute, at the Distribution Time, to each Record Holder one share of Fiesta Common Stock for each share of CRG Common Stock held by such Record Holder. All of the shares of Fiesta Common Stock so issued will be validly issued, fully paid and non-assessable. The Distribution will be effective as of the Distribution Time.

(b) Carrols Restaurant Group and Fiesta Restaurant Group shall mail or cause to be mailed to the Record Holders, on or prior to the Distribution Date, the Information Statement.

4.3 Conditions Precedent to Consummation of the Separation and the Distribution. Neither the Separation, the Distribution nor the related transactions set forth in this Agreement or in any of the Ancillary Agreements will become effective unless the following conditions have been satisfied or waived by CRG and Carrols, in their sole and absolute discretion, at or before the Distribution Time:

(a) the private letter ruling from the Internal Revenue Service dated February 3, 2012 confirming that distribution of the Fiesta Common Stock will be tax-free to Carrols Restaurant Group and the Carrols Restaurant Group stockholders for U.S. federal income tax purposes and any supplemental rulings received before the date of this Agreement will continue to be in effect;

(b) Carrols Restaurant Group will have received an opinion of its tax advisor confirming that the distribution of the Fiesta Common Stock to Carrols Restaurant Group’s stockholders should qualify as a tax-free distribution under Section 355 and related provisions of the Code, to Carrols Restaurant Group, the Carrols Restaurant Group stockholders and to Fiesta Restaurant Group for U.S. federal income tax purposes;

(c) the Separation and the Distribution will not violate or result in a breach of any Law or any material agreement;

(d) the Registration Statement will have become effective under the Exchange Act, no stop order relating to the Registration Statement will be in effect and the Information Statement having been mailed to stockholders of Carrols Restaurant Group;

(e) Carrols Restaurant Group will have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution;

(f) NASDAQ will have approved Fiesta Common Stock for listing, subject to official notice of issuance;

(g) the Ancillary Agreements will have been executed and delivered by each of the parties thereto and no party will be in material breach of any Ancillary Agreement;

(h) all Consents required to be received or made before the Distribution may take place will have been received or made and be in full force and effect, except where the failure to obtain such Consents would not have a material adverse effect on the ability of the parties to complete the Separation and Distribution or on the business, assets, liabilities, condition or results of operations of Fiesta Restaurant Group, Carrols Restaurant Group, or its respective Subsidiaries, taken as a whole;

(i) no order, injunction or decree issued by a Governmental Authority preventing the consummation of the Separation or the Distribution or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements; and

(j) the Separation and the Distribution will not violate, conflict with or result in a breach (with or without the passage of time) of the terms of, or require a Consent under, the Carrols LLC Credit Facility, Fiesta Credit Facility and the Fiesta Indenture.

Each of the conditions set forth in this Section 4.3 is for the benefit of CRG and Carrols, and CRG and Carrols may, in their sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by CRG and Carrols concerning the satisfaction or waiver of any or all of the conditions in this Section 4.3 will be conclusive and binding on the parties. The satisfaction of the conditions will not create any obligation on the part of CRG or Carrols to Fiesta Restaurant Group or any other Person to effect the Separation or the Distribution or in any way limit CRG’s or Carrols’ right to terminate as set forth in Section 7.4 or alter the consequences of any termination from those specified in Section 7.4.

ARTICLE V

ARBITRATION; DISPUTE RESOLUTION

5.1 Agreement to Resolve Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article V shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the CRG Group on the one hand and the Fiesta Group on the other hand. Except as otherwise specifically provided in any Ancillary Agreement, each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article V shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Law.

5.2 Dispute Resolution.

(a) Either party may commence the dispute resolution process of this Section 5.2 by giving the other party written notice (a “Dispute Notice”) of any of any controversy, claim or dispute of whatever nature arising out of or relating to or in connection with this Agreement, any Ancillary Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business or as provided in the relevant Ancillary Agreement. The parties shall attempt in good faith to resolve any Dispute by negotiation between executive officers of each party (“Senior Party Representatives”) who have authority to settle the Dispute and, unless discussions between the parties are already at a senior management level, who are at a higher level of management than the Persons who have direct responsibility for the administration of this Agreement or the relevant Ancillary Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such party’s Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute

Notice, the Senior Party Representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The parties shall cooperate in good faith with respect to any reasonable requests for exchanges of Information regarding the Dispute or a Response thereto.

(b) All negotiations, conferences and discussions pursuant to this Section 5.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(c) Any Dispute regarding the following matters is not required to be negotiated prior to seeking relief from an arbitrator: (i) breach of any obligation of confidentiality or waiver of Privilege; and (ii) any other claim where interim relief is sought to prevent serious and irreparable injury to one of the parties. However, the parties to the Dispute shall make a good faith effort to negotiate such Dispute, according to the above procedures, while such arbitration is pending.

5.3 Arbitration.

(a) Subject to Section 5.3(b), if for any reason a Dispute is not resolved within ninety (90) days from delivery of the Dispute Notice in accordance with the dispute resolution process described in Section 5.2, the parties agree that such Dispute shall be settled by binding arbitration before a single arbitrator administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the State of New York without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Law.

(b) Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses, except as otherwise determined by the arbitrator.

(c) The parties agree to comply and cause the members of their applicable Group to comply with any award made in any arbitration proceeding pursuant to this Section 5.3, and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court located in the City of New York, Borough of Manhattan. The arbitrator shall be entitled to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory monetary damages unless in connection with indemnification for a Third Party Claim, to the extent of such claim.

5.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such Dispute.

ARTICLE VI

COVENANTS AND OTHER MATTERS

6.1 Other Agreements. In addition to the specific agreements, documents and instruments annexed to this Agreement, CRG or Carrols and Fiesta Restaurant Group agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be reasonably requested by either party and necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

6.2 Further Instruments. At the request of Fiesta Restaurant Group or CRG or Carrols and without further consideration, the other party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting party and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting party and its Subsidiaries and confirm the requesting party’s and its Subsidiaries’ title to all of the Assets, rights and other things of value contemplated to be transferred to the requesting party and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, any documents referred to therein and any Prior Transfers, to put the requesting party and its Subsidiaries in actual possession and operating control thereof and to permit the requesting party and its Subsidiaries to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of Fiesta Restaurant Group or CRG or Carrols and without further consideration, the other party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting party and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably deem necessary or desirable in order to have the other party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by such party under this Agreement, any Ancillary Agreement, any document in connection herewith or the Prior Transfers and to relieve the Fiesta Group or the CRG Group, as applicable, of any Liability or obligation with respect thereto and evidence the same to third parties. Neither CRG or Carrols nor Fiesta Restaurant Group shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby or by the Prior Transfers.

6.3 Provision of Books and Records.

As soon as practicable after the Distribution Date, subject to the provisions of this Section 6.3, CRG and Carrols shall use commercially reasonable efforts to deliver or cause to be delivered to Fiesta Restaurant Group all Fiesta Books and Records in the possession of the CRG Group, and Fiesta Restaurant Group shall use commercially reasonable efforts to deliver or cause to be delivered to CRG all CRG Books and Records in the possession of the Fiesta Group. The foregoing shall be limited by the following:

(a) To the extent any document can be subdivided without unreasonable effort or cost into two portions, one of which constitutes a Fiesta Book and Record and the other of which constitutes a CRG Book and Record, such document shall be so subdivided and the appropriate portions shall be delivered to the parties.

(b) Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 6.10 Information contained in such books and records.

(c) Without limiting the generality of the first paragraph of this Section 6.3, for a period beginning on the Distribution Date and continuing in perpetuity, if either CRG, Carrols or Fiesta Restaurant Group identifies any CRG Books and Records then in the possession of a member of the Fiesta Group or any Fiesta Books and Records then in the possession of a member of the CRG Group, as applicable, CRG or Carrols, or Fiesta, as the case may be, shall or shall cause any such CRG Books and Records or Fiesta Books and Records to be conveyed, assigned, transferred and delivered to the entity identified by Fiesta Restaurant Group, or CRG or Carrols, as the case may be, as the appropriate transferee.

(d) Each party may refuse to furnish any Information if so doing, in such party’s Good Faith Judgment, could result in a waiver of any Privilege with respect to a third party even if Fiesta Restaurant Group, CRG or Carrols cooperated to protect such Privilege as contemplated by this Agreement.

(e) Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other party, such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

6.4 Agreement For Exchange of Information.

(a) From and after the Distribution Date, each of CRG, Carrols and Fiesta Restaurant Group agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements, requests or Laws imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any pending or threatened judicial, regulatory, arbitration, mediation or other proceeding or investigation or in order to satisfy audit requirements (whether in connection with audits conducted by independent accounting firms, internal audits, or audits conducted by third parties entitled to do so by Contract, including customers and vendors), or in connection with accounting, claims, regulatory, litigation or other similar requirements, except in the case of a dispute subject to this Article VI brought by one party against the other party (which shall be governed by such discovery rules as may be applicable under Article VI or otherwise), (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any Contract with a third party that is not an Affiliate, employee or agent of the requesting party, or (iv) for any other significant business need as mutually determined in good faith by the parties; provided, however, that in the event that any party determines that any such provision of Information is reasonably likely to be commercially detrimental or violate any Law or agreement, the parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Any Information owned by a party that is provided to a requesting party pursuant to this Section 6.4 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(c) The party requesting the Information under this Section 6.4 will reimburse the other party for the reasonable out-of-pocket costs of creating, gathering and copying the Information.

(d) Except as otherwise agreed in writing, or as otherwise provided in any Ancillary Agreement, each party will use commercially reasonable efforts to retain in accordance with such party’s record retention policies in effect from time to time (which will comply with all applicable Laws) all significant Information in the party’s possession or under its control relating to the business, Assets or Liabilities of the other party’s Group, and, before destroying or disposing of any Information relating to the business, Assets or Liabilities of the other party’s Group, (i) the party proposing to dispose of or destroy the Information will use commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of and (ii) if, before the scheduled date for the destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to the other party, the party proposing to dispose of or destroy the Information will promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

(e) Except as otherwise provided for herein or in any Ancillary Agreement, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 6.4 is found to be inaccurate (including by misstatement or omission), in the absence of willful misconduct by the party providing such Information.

(f) The rights and obligations granted under this Section 6.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(g) Each party hereto shall, except in the case of a dispute subject to Article V brought by one party against another party, use commercially reasonable efforts to make available to each other party, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of such party’s Group for fact finding, consultation and interviews and as witnesses to the extent such Persons may reasonably be required in connection with any Actions (other than Actions in which both CRG or any of its Subsidiaries, on the one hand, and Fiesta Restaurant Group or any of its Subsidiaries, on the other hand, as the case may be, are parties and may reasonably be adverse to one another in such Action) in which the requesting party may from time to time be involved relating to the conduct of the Fiesta Business or the CRG Business and (ii) any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any judicial proceeding or other proceeding in which the requesting party may from time to time be involved, regardless of whether such judicial proceeding or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

6.5 Preservation of Legal Privileges.

(a) CRG, Carrols and Fiesta Restaurant Group recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). Each party recognizes that it shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest. CRG, Carrols and Fiesta Restaurant Group agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privileges belonging to either party with respect to the Fiesta Business or the CRG Business shall be governed by the provisions of this Section 6.5. With respect to matters relating to the CRG Business, CRG or Carrols shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Fiesta Restaurant Group shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of CRG or Carrols that could, in CRG’s or Carrols’ Good Faith Judgment, result in any waiver of any Privilege that could be asserted by CRG or any of its Subsidiaries under applicable Law and this Agreement. With respect to matters relating to the Fiesta Business, Fiesta Restaurant Group shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and CRG shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of Fiesta Restaurant Group that could, in Fiesta’s Good Faith Judgment, result in any waiver of any Privilege that could be asserted by Fiesta Restaurant Group or any of its Subsidiaries under applicable Law and this Agreement. The rights and obligations created by this Section 6.5 shall apply to all Information as to which CRG or Fiesta Restaurant Group or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Separation and Distribution (“Privileged Information”). Privileged Information of CRG includes (i) any and all Privileged Information existing prior to the Distribution regarding the CRG Business but which after the Distribution is in the possession of Fiesta Restaurant Group or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Distribution between counsel for CRG or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of Fiesta Restaurant Group) and any person who, at the time of the communication, was an employee of CRG or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of Fiesta Restaurant Group or any of its Subsidiaries; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution. Privileged Information of Fiesta Restaurant Group includes (i) any and all Privileged Information generated prior to the Distribution regarding the Fiesta Business but which after the Distribution is in the possession of CRG or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Distribution between counsel for Fiesta Restaurant Group or any of its Subsidiaries and any person who, at the time of the communication, was an employee of Fiesta Restaurant Group or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of CRG or any of its Subsidiaries; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution.

(b) Upon receipt by CRG or Carrols, or Fiesta Restaurant Group, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if CRG or Carrols, or Fiesta Restaurant Group, as the case may be, obtains knowledge that any current or former employee of CRG or Carrols, or Fiesta Restaurant Group, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, CRG or Carrols, or Fiesta Restaurant Group, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 6.5 or otherwise to prevent the production or disclosure of Privileged Information. CRG or Carrols, or Fiesta Restaurant Group, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 6.5 unless (A) the other has provided its express written consent to such production or disclosure, or (B) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c) CRG’s and Carrols’ transfer of Fiesta Books and Records and other Information to Fiesta Restaurant Group, CRG’s and Carrols’ agreement to permit Fiesta Restaurant Group to obtain Information existing prior to the Distribution, Fiesta Restaurant Group’s transfer of CRG Books and Records and other Information and Fiesta Restaurant Group’s agreement to permit CRG and Carrols to obtain Information existing prior to the Distribution are made in reliance on CRG’s and Carrols, and Fiesta Restaurant Group’s respective agreements, as set forth in Section 6.10 and this Section 6.5, to maintain the confidentiality of such Privileged Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by CRG and Carrols or Fiesta Restaurant Group, as the case may be. The access to Privileged Information being granted pursuant to Section 6.3 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.4(g) hereof and the disclosure to Fiesta Restaurant Group and CRG or Carrols of Privileged Information relating to the Fiesta Business or the CRG Business pursuant to this Agreement in connection with the Separation and Distribution shall not be asserted by CRG or Carrols, or Fiesta Restaurant Group to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.5 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to CRG or Carrols and Fiesta Restaurant Group in, or the obligations imposed upon CRG or Carrols and Fiesta Restaurant Group by, this Section 6.5.

6.6 Payment of Expenses. Except as otherwise provided in this Agreement or in any Ancillary Agreement (a) CRG and Carrols, on the one hand, and Fiesta Restaurant Group, on the other hand, will bear all of the expenses incurred on or prior to the Distribution Date in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement as mutually agreed to by the parties prior to the Distribution Time and (b) each party will bear its own expenses incurred after the Distribution Date in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

6.7 Surety Instruments. On or after the Distribution Date, if any letters of credit, financial or surety bonds issued by third parties or other similar financial instruments issued by third parties (collectively, “Surety Instruments”) for the account of Fiesta Restaurant Group or any of its Subsidiaries issued on behalf of or for the benefit of the CRG Business are outstanding, or if any Surety Instruments for the account of CRG or any of its Subsidiaries issued on behalf of or for the benefit of the Fiesta Business are outstanding, the party benefiting from the Surety Instruments shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to replace such Surety Instruments as promptly as practicable with Surety Instruments that (x) are issued for its own account or the account of any of its Subsidiaries (or any combination thereof), (y) are acceptable to the beneficiary or beneficiaries thereof and (z) neither impose any Liabilities, directly or indirectly, on the party not benefiting therefrom or any of its Subsidiaries nor encumber or otherwise restrict, directly or indirectly, any Assets of such party or any of its Subsidiaries. Following the Distribution Date, (i) the party benefiting from any such unreplaced Surety Instruments shall indemnify and hold harmless the other party’s Group for any Losses arising from or relating to such unreplaced Surety Instruments as set forth in Section 3.3 or 3.4, as applicable, and (ii) the party benefiting from such Surety Instruments shall not, and shall not permit any of its Subsidiaries to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which the other party or any of its Subsidiaries has issued, or caused to be issued, any Surety Instruments which remain outstanding. The parties hereto agree that neither party nor any of its respective Subsidiaries will have any obligation to renew any Surety Instruments issued on behalf of a member of the other party’s Group after the expiration of any such Surety Instruments, provided that nothing in this Section 6.7 shall prevent a party from renewing any Surety Instrument.

6.8 Guarantee Obligations; Master Lease.

(a) CRG, Carrols, and Fiesta Restaurant Group shall cooperate and Fiesta Restaurant Group shall use its commercially reasonable efforts to terminate, or to cause Fiesta Restaurant Group, one of its Subsidiaries, or one of its Affiliates (other than, if applicable, CRG or any of its Subsidiaries) to be substituted in all respects for CRG and any of its Subsidiaries in respect of, all obligations of CRG or any of its Subsidiaries under any loan, financing, lease, Contract or other obligation, including any Lease Guarantee, (other than Surety Instruments governed by Section 6.7) in existence as of the Distribution Date pertaining to the Fiesta Business for which CRG or any of its Subsidiaries is or may be liable as guarantor (“CRG Guarantees”). If such a termination or substitution is not effected by the Distribution Date, (i) Fiesta Restaurant Group shall indemnify and hold harmless the CRG Group for any Losses arising from or relating to CRG Guarantees, and (ii) neither CRG nor any of its Subsidiaries will have any obligation to renew any CRG Guarantees after the expiration of such CRG Guarantees. To the extent that CRG or any of its Subsidiaries have performance obligations under any CRG Guarantee, Fiesta Restaurant Group will use its commercially reasonable efforts to (i) perform such obligations on behalf of CRG and its Subsidiaries or (ii) otherwise take such action as reasonably requested by CRG so as to put CRG and its Subsidiaries in the same position as if Fiesta Restaurant Group, and not CRG and its Subsidiaries, had performed or were performing such obligations.

(b) CRG and Carrols, and Fiesta Restaurant Group shall cooperate and CRG and Carrols shall use its commercially reasonable efforts to terminate, or to cause CRG and Carrols, one of its Subsidiaries, or one of its Affiliates (other than, if applicable, Fiesta Restaurant Group or any of its Subsidiaries) to be substituted in all respects for Fiesta Restaurant Group and any of its Subsidiaries in respect of, all obligations of Fiesta Restaurant Group or any of its Subsidiaries under any loan, financing, lease, Contract or other obligation (other than Surety Instruments governed by Section 6.7) in existence as of the Distribution Date pertaining to the CRG Business for which Fiesta Restaurant or any of its Subsidiaries is or may be liable as guarantor (“Fiesta Guarantees”). If such a termination or substitution is not effected by the Distribution Date, (i) CRG and Carrols shall indemnify and hold harmless the Fiesta Group for any Losses arising from or relating to Fiesta Guarantees, and (ii) neither Fiesta Restaurant Group nor any of its Subsidiaries will have any obligation to renew any Fiesta Guarantees after the expiration of such Fiesta Guarantees. To the extent that Fiesta Restaurant Group or any of its Subsidiaries have performance obligations under any Fiesta Guarantee, CRG or Carrols will use its commercially its reasonable efforts to (i) perform such obligations on behalf of Fiesta Restaurant Group and its Subsidiaries or (ii) otherwise take such action as reasonably requested by Fiesta Restaurant Group so as to put Fiesta Restaurant Group and its Subsidiaries in the same position as if CRG or Carrols, and not Fiesta Restaurant Group and its Subsidiaries, had performed or were performing such obligations.

(c) CRG and Carrols, and Fiesta Restaurant Group shall cooperate and use their commercially reasonable efforts to cause Fiesta Restaurant Group or one of its Subsidiaries to enter into a new master lease or individual leases with the lessor under the Master Lease with respect to the Pollo Tropical restaurants identified on Schedule D that are currently subject to the Master Lease. Until such new master lease is entered into or all such individual leases are entered into, (i) CRG, Carrols or any of their Subsidiaries will perform its obligations under the Master Lease during the term thereof such that no breach, default or event of default shall occur or be continuing thereunder and (ii) CRG, Carrols or any of their Subsidiaries shall cooperate with Fiesta Restaurant Group or any of its Subsidiaries and use their commercially reasonable efforts to enter into, and cause the lessor under the Master Lease to enter into a non disturbance agreement or similar agreement on terms satisfactory to Fiesta Restaurant Group, which shall provide that Fiesta Restaurant Group or one of its Subsidiaries shall become the lessee under such Master Lease solely with respect to the Pollo Tropical restaurants leased by Carrols thereunder and perform the obligations of CRG, Carrols or any of their Subsidiaries under such Master Lease solely with respect to the Pollo Tropical restaurants leased by Carrols thereunder in the event of a breach or default thereunder by CRG, Carrols or any of their Subsidiaries.

6.9 Nonsolicitation of Employees.

(a) After the Distribution Date until the second anniversary thereof, Fiesta Restaurant Group shall not, and shall cause its Affiliates and any employment agencies acting on its behalf not to, solicit, recruit or hire, without CRG’s and Carrols’ express written consent, any Persons who are employed by any member of the CRG Group immediately after the Distribution Date or were employed by any member of the CRG Group at any time during the six month period prior to the Distribution Date. Notwithstanding the foregoing, this prohibition on solicitation, recruitment and hiring does not apply to actions taken solely as a result of a restaurant level employee’s affirmative response to a general recruitment effort directed to any restaurant level employee and carried out through a public solicitation or general solicitation.

(b) After the Distribution Date until the second anniversary thereof, CRG or Carrols shall not, and shall cause its respective Affiliates and any employment agencies acting on its respective behalf not to, solicit, recruit or hire, without Fiesta Restaurant Group’s express written consent, any Persons who are employed by any member of the Fiesta Group immediately after the Distribution Date or were employed by any member of the Fiesta Group at any time during the six month period prior to the Distribution Date. Notwithstanding the foregoing, this prohibition on solicitation, recruitment and hiring does not apply to actions taken solely as a result of a restaurant level employee’s affirmative response to a general recruitment effort directed to any restaurant level employee and carried out through a public solicitation or general solicitation.

6.10 Confidentiality.

(a) CRG, Carrols, and Fiesta Restaurant Group shall hold and shall cause the members of the CRG Group and the Fiesta Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information (as defined herein); provided, that the parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, CRG or Carrols, or Fiesta Restaurant Group, as the case may be, will be responsible or (ii) to the extent any member of the CRG Group or the Fiesta Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, CRG or Carrols, or Fiesta Restaurant Group, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall or shall cause the other party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 6.10, “Confidential Information” shall mean all proprietary, technical or operational information, data or material of one party which, prior to or following the Distribution Date, has been disclosed by CRG, Carrols or members of the CRG Group, on the one hand, or Fiesta Restaurant Group or members of the Fiesta Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 6.4 hereof or any other provision of this Agreement or by virtue of employees of the CRG Group becoming employees of the Fiesta Group as a result of the transactions contemplated hereby (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of such party (or, in the case of CRG, Carrols, any other member of the CRG Group or, in the case of Fiesta Restaurant Group, any other member of the Fiesta Group) or (b) later lawfully acquired from other sources by the party (or, in the case of CRG or Carrols, such member of the CRG Group or, in the case of Fiesta Restaurant Group, such member of the Fiesta Group) to which it was furnished; provided, however, in the case of (b) that such sources did not provide such Information in breach of any confidentiality obligations).

(b) Notwithstanding anything to the contrary set forth herein, (i) CRG, Carrols and the other members of the CRG Group, on the one hand, and Fiesta Restaurant Group and the other members of the Fiesta Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between CRG, Carrols or any other member of the CRG Group, or Fiesta Restaurant Group or any other members of the Fiesta Group, on the one hand, and any employee of CRG, Carrols or any other member of the CRG Group, or Fiesta Restaurant Group or any other members of the Fiesta Group, on the other hand, shall remain in full force and effect. Confidential Information of CRG, Carrols or any other member of the CRG Group, on the one hand, or Fiesta Restaurant Group or any other member of the Fiesta Group, on the other hand, in the possession of and used by the other as of the Distribution Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the CRG Business or the Fiesta Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.10(a). Such continued right to use may not be transferred to any third party unless the third party purchases all or substantially all of the business and Assets of Fiesta Restaurant Group, or any Asset in which the relevant Confidential Information is used or employed, in one transaction or in a series of related transactions, provided that such prospective purchaser executes a written agreement with CRG or Carrols (which agreement shall be fully and directly enforceable by CRG or Carrols) in which such party agrees to be bound in perpetuity by the terms of this Section 6.10.

6.11 Indemnification of Directors, Officers and Employees.

(a) Without limiting any additional rights that any officer, director or employee may have under the Amended and Restated Certificate of Incorporation of CRG or the Amended and Restated Bylaws of CRG (or the charter documents of CRG’s Subsidiaries), from the Distribution Date through the sixth anniversary of the Distribution Date, CRG shall, and shall cause the any of the

CRG Group to, indemnify and hold harmless each current (as of the Distribution Date) and former officer, director, employee or fiduciary of Fiesta Restaurant Group or its Subsidiaries (collectively, the “Indemnified Persons”), from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including actual attorneys’ fees and disbursements (collectively, “Costs”) incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or fiduciary of CRG or its Subsidiaries at or prior to the Distribution Date, whether asserted or claimed prior to, at or after the Distribution Date, to the fullest extent that CRG would be permitted under applicable Law and required under the Amended and Restated Certificate of Incorporation of CRG or the Amended and Restated Bylaws of CRG (or, as relevant, those of its applicable Subsidiary) as at the date hereof. In the event of any such Proceeding, each Indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Proceeding from CRG or its Subsidiaries to the fullest extent that CRG or its Subsidiaries would be permitted under applicable Law and the Amended and Restated Certificate of Incorporation of CRG or the Amended and Restated Bylaws of CRG (or, as relevant, those of its applicable Subsidiary) as at the date hereof. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in Amended and Restated Certificate of Incorporation of CRG or the Amended and Restated Bylaws of CRG (or, as relevant, those of its applicable Subsidiary)), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 6.11, the Person who is requesting such indemnification or advance shall agree to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification. Subject to any superior rights contained in the Amended and Restated Certificate of Incorporation of CRG or the Amended and Restated Bylaws of CRG (or, as relevant, those of its applicable Subsidiary), no Indemnified Person shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Person hereunder unless CRG consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Except as may be required by applicable Law, CRG and Carrols agree that for a period of six years from the Distribution Date, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Distribution Date and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Person as provided in the Amended and Restated Certificate of Incorporation of CRG or the Amended and Restated Bylaws of CRG (or, as relevant, those of its applicable Subsidiary) shall survive the Separation and Distribution and continue in full force and effect, and for a period of six years from the Distribution Date shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(c) Prior to the Distribution Date, CRG shall pay for and cause to be obtained, and to be effective at the Distribution Date, one or more prepaid “tail” insurance policies for the Persons who, as of the date hereof, are covered by CRG’s and its Subsidiaries’ existing directors’ and officers’ insurance policies (“D&O Insurance”), with a claims period of at least six years from the Distribution Date with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as CRG’s and its Subsidiaries’ existing D&O Insurance, for claims arising from facts or events that occurred at or prior to the Distribution Date, covering without limitation the transactions contemplated hereby.

(d) Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Distribution Date) with respect to which an Indemnified Person is entitled to indemnification is instituted against any Indemnified Person on or prior to the sixth anniversary of the Distribution Date, then the provisions of this Section 6.11 shall continue in effect until the final disposition of such Proceeding.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Separation and Distribution and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives.

(f) In the event that CRG or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CRG shall succeed to the obligations set forth in this Section 6.11.

6.12 Other Insurance.

(a) Except as may otherwise be expressly provided in this Article VI, the CRG Group shall not have any Liability whatsoever to the Fiesta Group in connection with the insurance policies and practices of CRG in effect at any time prior to the Distribution Date, including in connection with the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(b) CRG or one or more members of the CRG Group shall continue to own all property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the “CRG Policies”). Subject to the provisions of this Agreement, the CRG Group shall retain all of their respective rights, benefits and privileges, if any, under the CRG Policies. Nothing contained herein shall be construed to be an attempted transfer of or a change to any part of the ownership of the CRG Policies.

(c) Until the Distribution Date, the CRG Group will maintain in full force and effect its existing insurance to the extent that it applies to any member of the Fiesta Group, the Fiesta Business or the Fiesta Assets.

(d) Commencing on and as of the Distribution Date, Fiesta Restaurant Group shall be responsible for establishing and maintaining separate property damage, business interruption and liability insurance policies and programs (including primary and excess general liability, executive liability, automobile, workers’ compensation, unemployment, property damage and business interruption, crime, surety and other insurance) for activities and claims involving any member of the Fiesta Group. Each member of the Fiesta Group, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the members of the Fiesta Group for claims involving any member of the Fiesta Group.

(e) The provisions of this Section 6.12 relate solely to matters involving property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental or medical or any other insurance policies applicable to any of the officers, directors, employees or other representatives of the parties or their Affiliates.

6.13 Tax Matters. All matters relating to Taxes shall be governed exclusively by the Tax Matters Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Tax Matters Agreement and this Agreement or any other Ancillary Agreement, the Tax Matters Agreement shall govern to the extent of the inconsistency.

6.14 Employee Matters. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the CRG Group or the Fiesta Group shall be governed by the Employee Matters Agreement. In the event of any inconsistency with respect to such matters between the Employee Matters Agreement and this Agreement or any Ancillary Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency.

6.15 Transition Services. All matters relating to the provision of support and other services by the CRG Group to the Fiesta Group, or by the Fiesta Group to the CRG Group after the Distribution Time, covered by the Transition Services Agreement, shall be governed exclusively by the Transition Services Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Transition Services Agreement and this Agreement or any other Ancillary Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.

6.16 Voting Agreement. CRG agrees not to amend the Voting Agreement dated as of July 27, 2011, by and among CRG, Jefferies Capital Partners IV L.P., a Delaware limited partnership, Jefferies Employee Partners IV LLC, and JCP Partners IV LLC, a Delaware limited liability company without the prior written consent of Fiesta Restaurant Group except as contemplated by the Asset Purchase Agreement dated as of March 26, 2012 among CRG, Carrols LLC and Burger King Corporation.

ARTICLE VII

MISCELLANEOUS

7.1 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE CRG GROUP OR THE FIESTA GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE CRG GROUP OR THE FIESTA GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

7.2 Entire Agreement. This Agreement, the Ancillary Agreements and the Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

7.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

7.4 Termination. This Agreement and all Ancillary Agreements may be terminated at any time prior to the Distribution Date by and in the sole discretion of CRG without the approval of Fiesta Restaurant Group. In the event of termination pursuant to this Section, neither party shall have any Liability of any kind to the other party.

7.5 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), to the party at the address of its principal executive office as set forth below or to such other address or facsimile number for a party as it shall have specified by like notice:

If to CRG or Carrols:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attention: Chief Executive Officer

Telephone: (315) 424-0513

Facsimile: (315) 475-9616

email: daccordino@carrols.com

with a copy to:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attention: General Counsel

Telephone: (315) 424-0513

Facsimile: (315) 475-9616

email: wmyers@carrols.com

If to Fiesta Restaurant Group:

Fiesta Restaurant Group, Inc.

7300 North Kendall Drive, 8th Floor

Miami, Florida 33156

Attention: Chief Executive Officer

Telephone: (305) 670-7696

Facsimile: (305) 670-6403

email: ttaft@pollotropical.com

with a copy to:

Fiesta Restaurant Group, Inc.

7300 North Kendall Drive, 8th Floor

Miami, Florida 33156

Attention: General Counsel

Telephone: (305) 670-7696

Facsimile: (305) 670-6403

email: jzirkman@frgi.com

7.6 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement binding on Fiesta Restaurant Group, CRG and Carrols.

7.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.

7.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and is not intended to confer upon any other Person except the parties hereto and their respective Subsidiaries any rights or remedies hereunder.

7.9 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.11 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

7.12 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements to be executed and delivered on or prior to the Distribution Date, and (d) this Agreement and such Ancillary Agreements are legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

7.13 Construction. This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by Fiesta Restaurant Group, CRG and Carrols and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights which the parties may have. The parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by any other party, or such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of any other party (or such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.

7.14 Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or a Section of, or a Schedule to, this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

7.15 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement executed in connection herewith, the provisions of such other agreement shall prevail.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be duly executed as of the date first set forth above.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Paul Flanders
Name: Paul Flanders
Title: Vice President and Chief Financial Officer

CARROLS CORPORATION

By:	/s/ Paul Flanders
Name: Paul Flanders
Title: Vice President and Chief Financial Officer

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Joseph Zirkman
Name: Joseph Zirkman
Title: Vice President

Agreed to solely with respect to Article III CARROLS LLC

By:	/s/ Paul Flanders
Name: Paul Flanders
Title: Vice President and Chief Financial Officer

Schedule A

Assumed Contracts

None

Schedule B

Lease Guarantee

1	Jun-06	09/29/23	PT	16	NOT RELEASED
2	Jun-06	09/29/23	PT	17	NOT RELEASED
3	Jun-06	09/29/23	PT	20	NOT RELEASED
4	Jun-06	09/29/23	PT	22	NOT RELEASED
5	Jun-06	09/29/23	PT	35	NOT RELEASED
6	Dec-08	12/22/18	PT	9	NOT RELEASED
7	Dec-08	12/31/20	TC	102	NOT RELEASED
8	Dec-08	12/31/20	TC	119	NOT RELEASED
9	Dec-08	12/31/20	TC	122	NOT RELEASED
10	Dec-08	12/31/20	TC	128	NOT RELEASED
11	Dec-08	12/31/20	TC	130	NOT RELEASED
12	Dec-08	12/31/20	TC	143	NOT RELEASED
13	Dec-08	12/31/20	TC	144	NOT RELEASED
14	Dec-08	12/31/20	TC	158	NOT RELEASED
15	Dec-08	12/31/20	TC	159	NOT RELEASED
16	Dec-08	12/31/20	TC	160	NOT RELEASED
17	Dec-08	12/31/20	TC	172	NOT RELEASED
18	Dec-08	12/31/20	TC	174	NOT RELEASED
19	Dec-08	12/31/20	TC	176	NOT RELEASED
20	Dec-08	12/31/20	TC	181	NOT RELEASED
21	Dec-08	12/31/20	TC	195	NOT RELEASED
22	Dec-08	12/31/20	TC	199	NOT RELEASED
23	Dec-08	12/31/20	TC	236	NOT RELEASED
24	Dec-08	12/31/20	TC	241	NOT RELEASED
25	Dec-08	12/31/20	TC	248	NOT RELEASED
26		2/28/2030	TC	326	NOT RELEASED
27	10/31/2002	10/30/2022	TC	239	NOT RELEASED
28	10/2/2008	9/30/2028	TC	240	NOT RELEASED
29	10/2/2008	9/30/2028	PT	6	NOT RELEASED
30	Other - Sovereign	6/29/2026	PT	8	NOT RELEASED
31	Other - Sovereign	6/29/2026	PT	15	NOT RELEASED

32	Other - Sovereign	6/29/2026	PT	23	NOT RELEASED
33	Other - Sovereign	6/29/2026	PT	24	NOT RELEASED
34	Other	12/31/2022	PT	26	NOT RELEASED
35	Other	12/22/2022	PT	53	NOT RELEASED
36	Other	9/29/2018	PT	31	NOT RELEASED
37	Other	9/21/2018	PT	30	NOT RELEASED
38	Other - USRA	12/31/2019	PT	13	NOT RELEASED
39	Other - USRA	12/31/2019	PT	27	NOT RELEASED
40	Other - USRA	12/31/2019	PT	40	NOT RELEASED
41	Other - USRA	12/31/2019	PT	43	NOT RELEASED
42	Other - USRA	12/31/2019	PT	44	NOT RELEASED
43			TC	107	NOT RELEASED
44			TC	113	NOT RELEASED
45			TC	136	NOT RELEASED
46			TC	177	NOT RELEASED
47			TC	197	NOT RELEASED

Schedule C

Intercompany Accounts, Related Liabilities and Other Materials

Certain intercompany charges between the CRG Group and the Fiesta Group which are settled in the normal course until the Distribution Date.

Schedule D

Master Lease

	Address	FFCA Property No.	Carrols No.

1.	3196 Manchestor Road, Akron, OH 44319	8001-0185	580

2.	80-90 Campbell Road, Schenectady, NY 12306	8001-0186	584

3.	851 S.R. 97W, Bellville, OH 44813	8001-0187	585

4.	4620 S. Hurstborne Pkwy, Louisville, KY 40299	8001-0188	587

5.	3007 NYS Rte. 417 W, Olean, NY 14760	8001-0189	588

6.	311 Brenton Way, Sheperdsville, KY 40165	8001-0190	589

7.	499 SR 103, Bluffton, OH, 45817	8001-0191	594

8.	7021 Wyoming Avenue, Dearborn, MI 48126	4938-0529	595

9.	8299 Pines Boulevard, Pembrooke Pines, FL 33024	8001-0193	13

10.	11429 Pines Boulevard, Pembrooke Pines, FL 33026	8001-0194	27

11.	Wiles Road, Coral Springs, FL 33067	8001-0195	40

12.	2635 Weston Road, Weston, FL 33331	8001-0196	43

13.	10575 NW 41st Street, Miami, FL 33178	8001-0197	44